AMENDMENT NO. 1 TO RIGHTS AGREEMENT


     THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "Amendment"), dated as of June 15, 2005, is between Nathan's Famous, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, as rights agent (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent are parties to a Third Amended and Restated Rights Agreement, dated as of December 10, 1999 (the "Rights Agreement"); and

     WHEREAS, pursuant thereto and the provisions of the certificate of incorporation of the Company, the Company distributed a Right (as defined in the Rights Agreement) to each holder of shares of Common Stock (as defined in the Rights Agreement) of the Company; and

     WHEREAS,  the  Company  desires to amend the Rights  Agreement  pursuant to
Section 27 of the Rights Agreement as set forth below.

     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

     1.   AMENDMENT OF SECTION 7.

     Section 7 of the Rights Agreement is amended by deleting subsection (a) thereof and replacing it in its entirety with the following:

               "(a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent in New York, New York, together with payment of the Purchase Price for each share of the Common Stock as to which the Rights are exercised, at or prior to the close of business on the earlier of (i) June 19, 2010 (the "Final Expiration Date"), or (ii) the date on which the Rights are redeemed as provided in Section 23 (such earlier date being herein referred to as the "Expiration Date"); or (iii) the time at which the Rights are exchanged as provided in Section 24 hereof; provided, however, that if the number of Rights exercised would entitle the holder thereof to receive any fraction of a share of Common Stock greater than one-half of a share, the holder thereof shall not be entitled to exercise such Rights unless such holder concurrently purchases from the Company (and in such event the Company shall sell to such holder), at a price in proportion to the Purchase Price, an additional fraction of a share of Common Stock which, when added to the number of shares of Common Stock to be received upon such exercise, will equal an integral number of shares of Common Stock."



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         2.       MISCELLANEOUS.

     Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.


                                       NATHAN'S FAMOUS, INC.


                                       By:  /s/Wayne Norbitz
                                           -----------------------------
                                            Name:  Wayne Norbitz
                                            Title: President

                                       AMERICAN STOCK TRANSFER & TRUST COMPANY as Rights Agent


                                       By:  /s/Herbert Lemmer
                                          ------------------------------------
                                           Name:  Herbert Lemmer
                                           Title: Vice President